UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2022

Casa Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38324	75-3108867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Old River Road Andover, Massachusetts	01810
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 688-6706

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	CASA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 29, 2022, Casa Systems, Inc. (the “Company”) and Lucy Xie reached a mutual agreement that Ms. Xie will resign from her position as the Company’s Senior Vice President of Operations, effective as of December 31, 2022 (the “Effective Date”) and as a member of the Company’s Board of Directors, and all committees thereof, upon the expiration of her term on the date of the Company’s Annual Meeting of Stockholders in 2023. Ms. Xie’s decision to resign was not the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices. A copy of this filing has been furnished to Ms. Xie, and she has agreed with the disclosure contained herein.

In connection with her departure, the Company and Ms. Xie entered into a separation agreement and general release of claims (the “Separation Agreement”) on November 29, 2022. Pursuant to the terms of the Separation Agreement, for a twelve-month period following the Effective Date, Ms. Xie will receive (i) salary continuation payments in an amount equal to the sum of (x) her annual base salary at the rate in effect as of the Effective Date and (y) her target bonus for the calendar year 2022 and (ii) payment to the COBRA provider for premiums to continue health benefit coverage. Ms. Xie will also be eligible to receive a one-time discretionary bonus for the calendar year 2022, 50% of which will be based on the achievement by the Company of its 2022 corporate objectives and 50% of which will be based on the recommendation of the CEO. In addition, pursuant to the terms of the Separation Agreement, on the Effective Date, any of Ms. Xie’s unvested equity in the Company will be fully accelerated and become vested, and Ms. Xie will have one year following the expiration of her term as a director to exercise any option to purchase shares of the Company’s common stock. The Separation Agreement also contains non-disparagement and cooperation covenants, a release of claims by Ms. Xie and a provision reaffirming Ms. Xie’s post-employment continuing obligations. The Company’s obligations to make payments under the Separation Agreement are conditioned upon Ms. Xie not breaching any of her continuing obligations.

The foregoing summary is not complete and is qualified in its entirety by the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On December 5, 2022, the Company issued a press release announcing the resignation of Ms. Xie as Senior Vice President of Operations of the Company, and her intention not to stand for reelection as a director of the Company following the Company’s Annual Meeting of Stockholders in 2023. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed subject to the requirements of amended Item 10 of Regulation S-K, nor shall it be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing. The furnishing of this information hereby shall not be deemed an admission as to the materiality of any such information.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Separation Agreement, executed on November 29, 2022, by and between the Company and Lucy Xie

99.1	Press release issued December 5, 2022

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2022	Casa Systems, Inc.

	By:	/s/ Jerry Guo
Jerry Guo
President, Chief Executive Officer and Chairman